Exhibit 99.1

Media Contact:

Cynthia Messina

(702) 876-7132

Financial Contact:

Ken Kenny

(702) 876-7237

SOUTHWEST GAS ANNOUNCES PRICING OF

$250 MILLION 3.875% SENIOR NOTES DUE 2022

LAS VEGAS, NV – MARCH 21, 2012 – Southwest Gas Corporation (NYSE: SWX) today announced that it has priced a registered public offering of $250 million aggregate principal amount of its Senior Notes due 2022. The notes will bear interest at a rate of 3.875% per annum, payable semi-annually in arrears on April 1 and October 1 of each year beginning on October 1, 2012. The notes will mature on April 1, 2022. The offering is expected to close on March 23, 2012, subject to the satisfaction of customary closing conditions.

BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers, and Wells Fargo Securities, LLC, Blaylock Robert Van, LLC and Samuel A. Ramirez & Company, Inc. are acting as co-managers for the offering.

Southwest Gas stated that it expects to use approximately $200 million of the net proceeds from the offering in connection with its repayment of the $200 million outstanding principal amount of its 7.625% Senior Notes when they mature on May 15, 2012. The balance of the net proceeds may be used for general corporate purposes, as provided in the prospectus.

The notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2012. A preliminary prospectus relating to the offering of the notes has been filed with the SEC, and Southwest Gas will file a final version of the prospectus with the SEC, copies which can be obtained by visiting EDGAR on the SEC’s Web site at http://www.sec.gov and from: BNY Mellon Capital Markets, LLC at 32 Old Slip, 16th Floor, New York, New York 10005, toll free at 1-800-269-6864, J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, collect at (212) 834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Prospectus Department, toll free at 1-800-294-1322.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would not be permitted.

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Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Southwest Gas’ filings with the SEC, including its Forms 10-K, 10-Q and 8-K. In particular, there can be no assurances that the offering of the notes will be consummated within the expected timing, on the proposed terms or at all.